UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:
March 14, 2005

(Date of Earliest Event Reported: March 9, 2005)

COLORADO INTERSTATE GAS COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-4874	84-0173305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

    The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation.

    On March 9, 2005, Colorado Interstate Gas Company, a Delaware corporation (the "Company"), pursuant to a Purchase Agreement dated as of March 2, 2005 (the "Purchase Agreement") among the Company and the initial purchasers named in Schedule A thereto (collectively, the "Initial Purchasers"), sold $200,000,000 aggregate principal amount of its 5.95% Senior Notes due 2015 (the "Notes") to the Initial Purchasers (the "Offering"). The Company issued the Notes pursuant to an indenture dated as of June 27, 1997 between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the Second Supplemental Indenture dated as of March 9, 2005, (the "Indenture"). The Initial Purchasers will resell the Notes in private transactions in conformance with Rule 144A or Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The net proceeds from the Offering will be approximately $196 million after deducting Initial Purchasers' discounts and estimated offering expenses. The Company expects to use approximately $180 million of the net proceeds to repay the Company’s $180 million principal amount of 10% senior debentures due June 15, 2005 and the remainder of the net proceeds for general corporate purposes.

The Notes bear interest at 5.95% per annum on the principal amount from March 9, 2005, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2005. The Notes will mature on March 15, 2015. The Notes are senior unsecured obligations of the Company and rank, in right of payment, the same as all of the Company’s existing and future unsecured senior indebtedness. The Notes are not guaranteed by any of the Company’s subsidiaries or parent companies.

The Company, at its option, may redeem the Notes, in whole or in part, at any time prior to their maturity on not less than 30 nor more than 60 days’ prior notice mailed to the holders of any Notes to be redeemed. The Notes are redeemable at a redemption price, plus accrued interest on the date of redemption, equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming 360-day years, each consisting of 12 months), at the Adjusted Treasury Rate (as defined in the Indenture) plus 37.5 basis points.

The Indenture contains covenants that restrict the ability of the Company to incur debt secured by liens, engage in sale-leaseback transactions or merge or consolidate with another entity or sell, lease or transfer substantially all of the Company’s properties or assets to another entity. These limitations are subject to a number of important qualifications and exceptions. Upon an Event of Default (as defined in the Indenture) other than an Event of Default resulting from bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and the accrued interest on the Notes to be due and payable immediately. The Indenture provides that if an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of and accrued and unpaid interest, if any, on the Notes will be immediately due and payable without any declaration or other act on the part of the trustee or the holders of any Notes.

On March 9, 2005, the Company entered into a Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to (i) file with the Securities and Exchange Commission within 120 days following March 9, 2005, a registration statement on an appropriate form under the Securities Act (the "Exchange Offer Registration Statement") relating to a registered exchange offer for the Notes under the Securities Act and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days following March 9, 2005. If the Company fails to comply with certain obligations under the Registration Rights Agreement, it will be required to pay liquidated damages in the form of additional cash interest to the holders of the Notes.

In connection with the closing of the Offering, the Company is filing certain exhibits as part of this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

4.A	Second Supplemental Indenture dated as of March 9, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as trustee.
4.B	Form of 5.95% Note Due 2015 included as Exhibit A to Exhibit 4.A of this current report on Form 8-K.
10.A
Registration Rights Agreement, dated as of March 9, 2005 between Colorado Interstate Gas Company and Citigroup Global Markets Inc., Credit Suisse First Boston LLC, BNP Paribas Securities Corp., Fortis Securities LLC, Greenwich Capital Markets, Inc. and Scotia Capital (USA) Inc.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLORADO INTERSTATE GAS COMPANY

By:	/s/ Greg G. Gruber
Greg G. Gruber
Senior Vice President, Chief Financial
Officer and Treasurer
(Principal Financial and Accounting Officer)
 Dated:  March 14, 2005

EXHIBIT INDEX

Exhibit Number	Description

4.A	Second Supplemental Indenture dated as of March 9, 2005 between Colorado Interstate Gas Company and The Bank of New York Trust Company, N.A., as trustee.
4.B	Form of 5.95% Note Due 2015 included as Exhibit A to Exhibit 4.A of this current report on Form 8-K.
10.A
Registration Rights Agreement, dated as of March 9, 2005 between Colorado Interstate Gas Company and Citigroup Global Markets Inc., Credit Suisse First Boston LLC, BNP Paribas Securities Corp., Fortis Securities LLC, Greenwich Capital Markets, Inc. and Scotia Capital (USA) Inc.